Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

VIQ Solutions Inc.

We, consent to the use of our report dated May 2, 2022, on the consolidated financial statements of VIQ Solutions Inc., which comprise the consolidated statements of financial position as of December 31, 2019, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the year ended December 31, 2019, and the related notes, which is incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus included in the Registration Statement on Form F-3 dated August 15, 2022 of VIQ Solutions Inc.

/s/ MNP LLP

Chartered Professional Accountants, Licensed Public Accountants

August 15, 2022

Toronto, Canada